Chemtura Names Edward P. Garden of Trian to Board of Directors

MIDDLEBURY, Conn.-- Jan. 26, 2007-- Chemtura Corporation (NYSE: CEM) announced today that it has appointed Edward P. Garden, a principal and co-founder of Trian Fund Management, L.P., (“Trian”) to the Board of Directors, effective immediately, to serve until the company’s annual meeting of stockholders in 2009. Mr. Garden, 45, will fill recently vacated positions on two Chemtura Board committees: the Finance and Pension Committee; and the Organization, Compensation and Governance Committee. Trian manages investment funds and accounts that recently acquired a beneficial ownership interest of slightly less than 5% of the company’s common stock.

Mr. Garden is a founding partner and principal of Trian as well as vice chairman and a director of Triarc Companies, Inc. He has significant investment banking experience, having previously been employed as a senior investment banker at Credit Suisse First Boston. He holds a B.A. in Economics from Harvard College.

“The Board and I welcome Ed and look forward to working closely with him and adding his considerable financial expertise to our Board as we work together to improve our businesses and maximize shareholder value,” said Robert L. Wood, Chairman and CEO.

Chemtura Corporation, with pro forma 2005 sales of $3.9 billion, is a global manufacturer and marketer of specialty chemicals, crop protection and pool, spa and home care products. Additional information concerning Chemtura is available at www.chemtura.com.